EXHIBIT 5.1


October 10, 1997


SUGEN, Inc.
351 Galveston Drive                                       BRIAN C. CUNNINGHAM
Redwood City, CA  94063-4720                              650 843-5076
                                                          cunninghamb@cooley.com

Ladies and Gentleman:

You have requested our opinion with respect to certain matters in connection with the filing by SUGEN, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on October 10, 1997, covering the offering of a total of up to 1,780,000 shares of the Company's Common Stock with a par value of $0.01 (the "Shares"). All of the Shares are to be sold by certain stockholders as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:      /s/ Brian C. Cunningham
         -----------------------
         Brian C. Cunningham